Exhibit 99.1

SELECTED FINANCIAL DATA

The following tables set forth selected consolidated financial data for each of the years in the five-year period ended June 30. The results for the fiscal year ended June 30, 2004 are not necessarily indicative of the results for any future period. The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements as of June 30, 2004 and 2003 and for each of the years in the three-year period ended June 30, 2004 and notes thereto set forth in Exhibit 99.3 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year Ended June 30,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales	$295,658	$300,996	$216,238	$228,346	$228,704
Costs and expenses:
Cost of sales	158,688	142,399	108,105	131,651	110,032
Engineering and product development	36,916	34,109	28,872	31,743	27,676
Sales, marketing and service	93,387	83,956	67,247	60,855	54,589
General and administrative	22,025	19,019	15,607	13,711	10,537
Amortization of goodwill	—	—	12,569	8,897	6,982
Amortization of other intangible assets	4,861	5,579	10,606	9,881	10,147
Impairment of goodwill	12,311	—	—	—	—
Restructuring costs	3,640	—	—	—	—
In-process research and development	2,193	—	—	—	3,500
Legal settlement	—	—	—	—	2,102
Acquisition settlement	—	—	—	12,880	—

Total costs and expenses	334,021	285,062	243,006	269,618	225,565

Operating income (loss)	(38,363)	15,934	(26,768)	(41,272)	3,139
Interest and other income, net	1,679	2,601	2,208	1,838	3,403
Impairment of equity investments	—	—	—	(1,658)	—

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(36,684)	18,535	(24,560)	(41,092)	6,542
Income tax expense	4,721	3,220	5,478	7,616	373

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(41,405)	15,315	(30,038)	(48,708)	6,169

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(5,968)	(17,885)	(10,045)	(11,484)	1,418
Loss on sale of discontinued operations, net of taxes	(6,820)	—	—	—	—

Income (loss) from discontinued operations	(12,788)	(17,885)	(10,045)	(11,484)	1,418

Income (loss) before cumulative effect of change in accounting principle	(54,193)	(2,570)	(40,083)	(60,192)	7,587
Cumulative effect of change in accounting principle	—	(19,291)	—	(356)	—

Net income (loss)	$(54,193)	$(21,861)	$(40,083)	$(60,548)	$7,587

Income (loss) per share from continuing operations before cumulative effect of change in accounting principle:
Basic	$(0.62)	$0.25	$(0.53)	$(0.94)	$0.13
Diluted	$(0.62)	$0.24	$(0.53)	$(0.94)	$0.11
Income (loss) per share from discontinued operations:
Basic	$(0.19)	$(0.29)	$(0.17)	$(0.22)	$0.03
Diluted	$(0.19)	$(0.29)	$(0.17)	$(0.22)	$0.03
Cumulative effect per share of change in accounting principle:
Basic and diluted	$—	$(0.32)	$—	$(0.01)	$—
Net income (loss) per share:
Basic	$(0.81)	$(0.36)	$(0.70)	$(1.17)	$0.16
Diluted	$(0.81)	$(0.36)	$(0.70)	$(1.17)	$0.14
Shares used to compute net income (loss) per share:
Basic	67,069	61,247	56,859	51,729	48,311
Diluted	67,069	64,801	56,859	51,729	55,442

	As of June 30,
	2004	2003	2002	2001	2000
	(In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Working capital	$81,327	$106,616	$115,698	$114,422	$138,330
Total assets	301,744	310,876	255,703	266,957	322,799
Retained earnings (accumulated deficit)	(169,487)	(115,294)	(93,433)	(53,350)	7,198
Shareholders’ equity	$210,682	$226,157	$205,908	$220,362	$259,620

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